Exhibit 99

BLACK HILLS CORPORATION
   Improving life with energy

News Release

Company Contact:
Jerome E. Nichols	605-721-1171
Media Relations line	866-243-9002

BLACK HILLS CORP. EXTENDS $100 MILLION TERM LOAN
 AGREEMENT FOR TWO YEARS

RAPID CITY, SD — Sept. 30, 2011 — Black Hills Corp. (NYSE: BKH) today announced the closing of a two-year extension of its $100 million term loan with J.P. Morgan and Union Bank. The cost of borrowing under the loan is based on a spread of 137.5 basis points over LIBOR.
“This loan captures the benefits of low short-term interest rates that currently exist in the market place and enhances the company’s liquidity,” said Tony Cleberg, executive vice president and chief financial officer of Black Hills Corp.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 762,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills’ 2,100 employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements regarding interest rates and the company’s liquidity, are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2010 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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